Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 (248) 291-1210	Contact: Barry Steele Chief Financial Officer (248) 260-2211
InfuSystem Announces Financial Results for
Fourth Quarter and Full Year 2025
Full Year 2025 vs. Full Year 2024:
Seventh Consecutive Year of Record Net Revenues: $143.4 million, Up 6%
Net Income Increased to: $6.6 million, Up 183%
Record Adjusted EBITDA (non-GAAP): $31.5 million, Up 24%
Record Operating Cash Flow of $24.4 million, Up 19%:
Rochester Hills, Michigan, February 24, 2026 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter Overview:
•Net revenues totaled $36.2 million, an increase of 7% vs. prior year.
◦Patient Services net revenue was $21.9 million, an increase of 5% vs. prior year.
◦Device Solutions net revenue was $14.4 million, an increase of 10% vs. prior year.
•Gross profit was $20.4 million, an increase of 12% vs. prior year.
•Gross margin was 56.4%, an increase of 2.6% vs. prior year.
•Operating income was $3.7 million, an increase of 42% vs. prior year.
•Net income of $2.0 million, an increase of 118% vs prior year.
•Earnings per diluted share of $0.10, an increase of 150% vs prior year.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $8.8 million, an increase of 17% vs. prior year.
•Adjusted EBITDA margin was 24.3%, an increase of 2.1% vs. prior year.
•Net cash provided by operations was $7.1 million, a decrease of 10% vs. prior year.
Full Year Overview:
•Net revenues totaled $143.4 million, an increase of 6% vs. prior year.
◦Patient Services net revenue was $86.5 million, an increase of 8% vs. prior year.
◦Device Solutions net revenue was $56.9 million, an increase of 4% vs. prior year.
•Gross profit was $80.3 million, an increase of 14% vs. prior year.
•Gross margin was 56.0%, an increase of 3.8% vs. prior year.
•Operating income was $11.9 million, an increase of 73% vs. prior year.
•Net income of $6.6 million, an increase of 183% vs. prior year.
•Earnings per diluted share of $0.31, an increase of 182% vs. prior year.
•Adjusted EBITDA was $31.5 million, an increase of 24% vs. prior year.
•Adjusted EBITDA margin was 21.9%, an increase of 3.2% vs. prior year.
•Net cash provided by operations was $24.4 million, an increase of 19% vs. prior year.
•Company liquidity totaled $58.2 million, as of December 31, 2025.
Management Discussion

Carrie Lachance, Chief Executive Officer of InfuSystem, said, "During the fourth quarter, we closed out the 2025 reporting period by delivering solid top line growth of 7.0%, with full-year Adjusted EBITDA expanding 24% to $31.5 million and strong operating cash flow of $7.1 million. We further strengthened our balance sheet, with net debt declining 30% year-over-

year, while returning capital to our shareholders through our share repurchase program, retiring 137 thousand shares in the fourth quarter and 1.3 million shares for the full year."

"During the fourth quarter we continued to make advances on key initiatives that are expected to deliver on our clear mandate to execute with discipline, deliver profitable growth and drive long-term value creation for our shareholders. We made significant progress on our new revenue cycle management platform, which is already lowering claims processing costs and improving billing efficiency, and on our enterprise technology upgrade, which is expected to go live at the end of the first quarter of 2026. We also established new relationships with home healthcare durable medical equipment ("DME") manufacturers. I’m confident that our focus and progress on these initiatives will help us build on the margin expansion and cash flow improvements we delivered in 2025."

"As we announced during our review of the 2025 third quarter, we restructured our largest biomedical services contract and, consequently, we are starting 2026 at a reduced revenue volume of $7.1 million, or 5.5% annually. This was a necessary change that will have an immediate favorable impact on our reported earnings and cash flows since we also expect an even larger reduction in our expenses. This decision reflects our focus on the quality and profitability of our revenue, not just revenue growth. After adjusting for this decrease on a pro-forma basis, we are still expecting annual revenue growth of 6% to 8%. Additionally, we anticipate that our Adjusted EBITDA margin will continue in the mid to low 20% range carrying forward the significant improvements we made over the last two years. This is inclusive of the impact of costs related to our ongoing information technology systems upgrade which are expected to decrease significantly after the first quarter. Our diversified revenue base, strong market position in oncology infusion and growing presence across additional therapy areas, including Wound Care, which delivered over 160% revenue growth in the fourth quarter, provide a strong foundation to accelerate revenue growth in 2026 and beyond. We will look to update and refine our guidance as we move throughout the year,” concluded Ms. Lachance.

2025 Fourth Quarter Financial Review
Net revenues for the quarter ended December 31, 2025 were $36.2 million, an increase of $2.4 million, or 7.0%, compared to $33.8 million for the quarter ended December 31, 2024. The increase was attributable to both the Patient Services and Device Solutions Segments.
Patient Services net revenue of $21.9 million increased $1.1 million, or 5.4%, during the fourth quarter of 2025 as compared to the same prior year period. This increase was primarily attributable to additional treatment volume totaling $1.2 million offset partially by lower revenue from sales-type leases of NPWT pumps. The improved volume increases benefited the Oncology revenue by $0.5 million, or 2.8% and Wound Care treatment revenue by $0.9 million, or 160%, compared to the same prior year period. These increases were partially offset by a lower Pain Management revenue which decreased by $0.2 million, or 11.4%. The Wound Care net revenues included first time sales of Pneumatic Compression Devices ("PCD") stemming from a new supplier relationship.
Device Solutions net revenue of $14.4 million increased $1.3 million, or 9.7%, during the fourth quarter of 2025 as compared to the prior year period. This increase included higher sales of medical equipment totaling $1.0 million and higher biomedical services revenue, which increased by $0.6 million, or 17.4%. These increases were partially offset by a decrease in medical equipment rental revenue of $0.4 million, or 7.2%. The higher sales of medical equipment and lower amount of rental revenue was attributable to customer rental buyouts. The higher Biomedical services reflected volume from new customers and project timing.
Gross profit for the fourth quarter of 2025 of $20.4 million increased $2.2 million, or 12.2%, from $18.2 million for the fourth quarter of 2024. The increase was driven by the increase in net revenues and by a higher gross profit as a percentage of net revenue (i.e., gross margin). Gross margin was 56.4% during the fourth quarter of 2025 as compared to 53.8% during the same prior year period, an increase of 2.6%. Gross profit increased in both the Patient Services and Device Solutions segments. Gross margin increased in the Device Solutions segment, but was lower in the Patient Services segment.
Patient Services gross profit was $13.9 million during the fourth quarter of 2025, representing an increase of $0.5 million compared to the same prior year period. The improvement reflected an increase in net revenues offset partially by a lower gross margin, which decreased from the same prior year period by 1.1% to 63.6%. The lower gross margin was the result of a change in product mix favoring lower margin therapies offset partially by lower device maintenance expenses.
Device Solutions gross profit during the fourth quarter of 2025 was $6.5 million, representing an increase of $1.7 million, or 36.0%, compared to the same prior year period. This increase was due to higher net revenue and higher gross margin. The Device Solutions gross margin was 45.5% during the current quarter, which was 8.8% higher than the prior year. This increase was attributable to improved procurement costs for materials, increased biomedical productivity and favorable product mix favoring higher gross margin revenues, such as sales of used equipment.
Selling and marketing expenses for the fourth quarter of 2025 were $2.4 million, representing an increase of $0.3 million, or 13.7%, as compared to the fourth quarter of 2024. Selling and marketing expenses as a percentage of net revenues during 2025 was 6.7% representing an increase of 0.4% compared to the prior year period. This increase was mainly attributable to year-end sales commissions true-ups, which resulted in reductions in both periods but a smaller reduction in 2025.
General and administrative (“G&A”) expenses for the fourth quarter of 2025 were $14.1 million, an increase of 6.5% from $13.2 million for the fourth quarter of 2024. The increase of $0.9 million included $0.2 million increase in expenses related to a project to upgrade the Company's information technology and business applications that began in the third quarter of 2024. Additional expenses above 2024 levels included personnel directly related to the increased net revenue including revenue cycle personnel, general business expenses, including inflationary increases, totaling $1.0 million and a $0.1 million increase in the company's bad debt reserve accrual which was a benefit in the prior year but an expense amount during 2025. These increases were partially offset by a decrease in the management short-term incentive bonus expense of $0.5 million, during the fourth quarter of 2025, which was fully earned and capped during the current year as of the end of the third quarter. General and administrative expenses as a percentage of net revenues decreased by 0.2% to 38.9% compared to 39.0% in the prior year period.
Net income for the fourth quarter of 2025 was $2.0 million, or $0.10 per diluted share, compared to $0.9 million, or $0.04 per diluted share for the fourth quarter of 2024.
Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2025 was $8.8 million, or 24.3% of net revenue, and increased by $1.3 million, or 17.2%, compared to Adjusted EBITDA for the same prior year quarter of $7.5 million, or 22.2% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the year ended December 31, 2025, operating cash flow increased to $24.4 million, a $3.9 million or 19.3% increase as compared to operating cash flow during the same prior year period. The increase was primarily due to higher net revenue and improved operating margins during the period.

Capital expenditures, which include purchases of medical devices, totaled $8.7 million during the year ended December 31, 2025, which was $9.1 million, or 51.3%, lower than the amount purchased during 2024. This decrease reflected the revenue growth during 2025, which favored products, such as Wound Care, that do not require the purchase of medical devices. Offsetting capital expenditures were proceeds from the sale of medical equipment totaling $3.3 million during 2025 and $4.6 million during 2024.

As of December 31, 2025, available liquidity for the Company totaled $58.2 million and consisted of $55.0 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $3.2 million. Net debt, a non-GAAP measure (calculated as total debt of $19.6 million less cash and cash equivalents of $3.2 million) as of December 31, 2025 was $16.4 million representing a decrease of $6.9 million as compared to net debt of $23.3 million as of December 31, 2024 (calculated as total debt of $23.9 million less cash and cash equivalents of $0.5 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.52 to 1.00 (calculated as net debt of $16.4 million divided by Adjusted EBITDA of $31.5 million).
Fiscal Year 2026 Guidance

Our strategic focus on profitable growth has led us to restructure the contract with our largest biomedical services customer. The changes, which included a crucial price increase, resulted in a significant reduction in the number and service levels of devices on contract. These changes effectively started in January 2026 and have reduced our annual revenue under the contract in 2026 by $7.1 million. We anticipate the ability to significantly improve the margin of the continuing business as was intended by the restructuring. During the fourth quarter of 2025, we reduced and relocated our service teams to conform with the amended scope of services.

InfuSystem is providing annual net revenue guidance for the full year 2026 in two parts by providing the impact of the biomedical services contract restructuring, which will reduce our net revenues by $7.1 million, or 5.5%, separately from the pro-forma growth rate for the unaffected business. This pro-forma net revenue growth is estimated to be between 6% to 8% for

2026. We are also forecasting Adjusted EBITDA margin (non-GAAP) to be in the mid to low 20%'s. This includes the planned reduction in the implementation expenses for the Company's upgraded information technology systems which are expected to go on-line at the end of the first quarter of 2026. The Company intends to update its annual guidance throughout the year.

The full year 2026 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 11, 2025. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on February 24, 2026, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2025 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ or by calling (855) 669-9658 or (412) 317-0088, replay access code 5092611, through Tuesday, March 3, 2026.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s annual report on Form 10-K for the year ended December 31, 2025 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.
FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2025	2024	2025	2024

Net revenues	$36,230	$33,848	$143,436	$134,861
Cost of revenues	15,795	15,632	63,140	64,458
Gross profit	20,435	18,216	80,296	70,403

Selling, general and administrative expenses:
Amortization of intangibles	211	248	920	991
Selling and marketing	2,432	2,139	10,487	11,312
General and administrative	14,078	13,213	56,969	51,209

Total selling, general and administrative	16,721	15,600	68,376	63,512

Operating income	3,714	2,616	11,920	6,891
Other expense:
Interest expense	(260)	(361)	(1,299)	(1,777)
Other income (expense)	43	9	2	(55)

Income before income taxes	3,497	2,264	10,623	5,059
Provision for income taxes	(1,461)	(1,331)	(3,996)	(2,714)
Net income	$2,036	$933	$6,627	$2,345
Net income per share
Basic	$0.10	$0.04	$0.32	$0.11
Diluted	$0.10	$0.04	$0.31	$0.11
Weighted average shares outstanding:
Basic	20,297,663	21,270,864	20,657,877	21,271,608
Diluted	21,065,938	21,736,178	21,097,323	21,707,151

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended December 31,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$21,877	$20,761	$1,116
Device Solutions (inclusive of inter-segment revenues)	15,948	14,894	1,054
Less: elimination of inter-segment revenues	(1,595)	(1,807)	212
Total	36,230	33,848	2,382
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	13,903	13,414	489
Device Solutions	6,532	4,802	1,730
Total	$20,435	$18,216	$2,219
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Years Ended December 31,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$86,532	$80,378	$6,154
Device Solutions (inclusive of inter-segment revenues)	64,096	61,737	2,359
Less: elimination of inter-segment revenues	(7,192)	(7,254)	62
Total	143,436	134,861	8,575
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	55,373	52,842	2,531
Device Solutions	24,923	17,561	7,362
Total	$80,296	$70,403	$9,893
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024

GAAP net income	$2,036	$933	$6,627	$2,345
Adjustments:
Interest expense	260	361	1,299	1,777
Income tax provision	1,461	1,331	3,996	2,714
Depreciation	3,138	3,173	12,374	11,508
Amortization	211	248	920	991

Non-GAAP EBITDA	$7,106	$6,046	$25,216	$19,335

Stock compensation costs	1,272	1,184	4,363	4,460
Medical equipment reserve (1)	169	205	400	573
Management reorganization/transition costs	239	—	1,321	108
Cooperation Agreement payment and associated legal expenses	—	—	—	649
Certain other non-recurring costs	8	66	157	175

Non-GAAP Adjusted EBITDA	$8,794	$7,501	$31,457	$25,300

GAAP Net Revenues	$36,230	$33,848	$143,436	$134,861
Net Income Margin (2)	5.6%	2.8%	4.6%	1.7%
Non-GAAP Adjusted EBITDA Margin (3)	24.3%	22.2%	21.9%	18.8%
Business Application ("ERP") Upgrade Investment (4)	$689	$493	$2,560	$738
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(4)Represents expenses associated with a project to upgrade the Company's information technology and business applications including a replacement of our main enterprise resource planning ("ERP") application. The project was launched during the second quarter of 2024 and is expected to be completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	December 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$3,186	$527
Accounts receivable, net	22,901	21,155
Inventories, net	5,391	6,528
Other current assets	4,858	3,955

Total current assets	36,336	32,165
Medical equipment for sale or rental	4,589	3,157
Medical equipment in rental service, net of accumulated depreciation	34,456	39,175
Property & equipment, net of accumulated depreciation	3,359	4,030
Goodwill	3,710	3,710
Intangible assets, net	6,866	6,456
Operating lease right of use assets	4,178	5,374
Deferred income taxes	4,640	7,188
Derivative financial instruments	748	1,481
Other assets	1,678	878

Total assets	$100,560	$103,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,821	$9,848
Other current liabilities	9,361	7,813

Total current liabilities	20,182	17,661
Long-term debt, net of current portion	19,625	23,864
Operating lease liabilities, net of current portion	3,427	4,560

Total liabilities	43,234	46,085

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,209,636 shares issued and outstanding as of December 31, 2025, and 21,272,351 shares issued and outstanding as of December 31, 2024	2	2
Additional paid-in capital	117,461	113,868
Accumulated other comprehensive income	565	1,119
Retained deficit	(60,702)	(57,460)

Total stockholders’ equity	57,326	57,529

Total liabilities and stockholders’ equity	$100,560	$103,614

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2025	2024

OPERATING ACTIVITIES
Net income	$6,627	$2,345
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	200	(167)
Depreciation	12,374	11,508
Loss on disposal of and reserve adjustments for medical equipment	519	942
Gain on sale of medical equipment	(3,308)	(2,268)
Amortization of intangible assets	920	991
Amortization of deferred debt issuance costs	81	78
Stock-based compensation	4,363	4,460
Deferred income taxes	2,726	1,918
Changes in assets - (increase)/decrease:
Accounts receivable	263	(701)
Inventories	1,140	(126)
Other current assets	(903)	202
Other assets	114	1,953
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(708)	(676)
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,408	20,459

INVESTING ACTIVITIES
Acquisition of business	(1,412)	—
Purchase of medical equipment	(8,126)	(16,741)
Purchase of property and equipment	(560)	(1,092)
Proceeds from sale of medical equipment, property and equipment	3,308	4,594
NET CASH USED IN INVESTING ACTIVITIES	(6,790)	(13,239)

FINANCING ACTIVITIES
Principal payments on long-term debt	(52,349)	(56,113)
Cash proceeds from long-term debt	48,226	50,798
Debt issuance costs	(197)	—
Common stock repurchased as part of share repurchase program	(9,869)	(1,180)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,105)	(816)
Cash proceeds from exercise of options and ESPP	335	387
NET CASH USED IN FINANCING ACTIVITIES	(14,959)	(6,924)

Net change in cash and cash equivalents	2,659	296
Cash and cash equivalents, beginning of period	527	231
Cash and cash equivalents, end of period	$3,186	$527